Exhibit 99.2
EPOD ANNOUNCES FIRST SALE IN GERMANY

KELOWNA, BRITISH COLUMBIA, August 11, 2005 - EPOD International Inc. (OTCBB: EPOI, Frankfurt: EDU.F), a developer of advanced energy management technologies, announces the Company has completed its first sale in Germany.

The Company has sold its first solar power system to be installed at a hotel in Elters, Germany. The deal, valued at Euro€60,000 (USD$74,000), includes both the EPOD Solar Inverter and photovoltaic panels. The client will sell 100% of the power generated by the system to the local utility grid under a 20-year purchase agreement. The power purchase agreement is part of a federal government energy program whereby residential, commercial, and industrial power users are encouraged to utilize renewable energy to reduce, and ultimately eliminate, Germany’s dependence on fossil fuel-based and non-renewable power. Installation of the unit is to begin in September.

L. Mark Roseborough
President
EPOD International Inc.

For more information please contact:
Brett Walker
Telephone: (604) 669-0600
Fax: (604) 662-4929

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this release relating to completion of the sale are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The completion of this sale is subject to certain other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s 10-KSB for year ended December 31, 2004 filed on or about March 30, 2005, and incorporated herein by reference.

About EPOD: EPOD International Inc. is a leader in the development of advanced energy management technologies with real-world market applications. The Company’s patent-pending ‘Energy Pod’ technology manages and manipulates electrical energy such that utilization of DC-electric battery power becomes significantly more efficient. EPOD’s patent-pending and proprietary technologies are applicable to a wide variety of industries and applications, and are available through licensed OEM’s and directly to end-users.

The Company’s filings, including current financial reports, can be accessed through the EDGAR database at www.sec.gov.